Press Release

July 31, 2023
Otter Tail Corporation Announces Second Quarter Earnings, Increases 2023 Earnings Guidance, Board of Directors Declares Quarterly Dividend of $0.4375 per Share
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended June 30, 2023.
SUMMARY
Compared to the quarter ended June 30, 2022:
•Consolidated operating revenues decreased 16% to $338 million.
•Consolidated net income decreased 5% to $82 million.
•Diluted earnings per share decreased 5% to $1.95 per share.
CEO OVERVIEW
“We are pleased with our second quarter financial results,” said President and CEO Chuck MacFarlane, “with our employees continuing to adapt to changing market conditions. Our Electric segment produced earnings growth of 4 percent compared to the second quarter of 2022, primarily driven by the recovery of rate base investments. Manufacturing segment earnings decreased 21 percent due to lower sales volumes of horticulture products and unfavorable manufacturing cost absorption. As expected, Plastics segment earnings declined from the second quarter of 2022, driven by general end market softness and reductions in sales volumes as distributors continue to manage inventory levels.
“We look forward to substantial completion of our 49 MW Hoot Lake Solar project, which is currently expected to be placed in service on time and on budget in the third quarter of 2023. Hoot Lake Solar is being constructed on and near the retired Hoot Lake coal plant property in Fergus Falls, Minnesota, allowing us the unique opportunity to utilize our existing transmission rights, substation and land. The project has received renewable rider approval in Minnesota and all costs and benefits of the project are assigned to Minnesota customers.
“We are increasing our 2023 diluted earnings per share guidance to a range of $5.70 to $6.00 from our previous range of $4.55 to $4.85. The increase in earnings guidance is due to stronger than expected Plastics segment performance experienced in the second quarter of 2023, which is expected to continue through the remainder of the year.
“Our long-term focus remains unchanged - executing our strategy to grow our business and achieve operational, commercial and talent excellence to strengthen our position in the markets we serve. We now expect a normalizing of Plastics segment earnings during the last half of 2024. As we return to more normal levels of earnings in this segment, we remain confident in our ability to achieve a compounded annual growth rate in earnings per share of 5 to 7 percent. We then expect to return to an earnings mix of approximately 65 percent from our Electric segment and 35 percent from our Manufacturing and Plastics segments.”
SECOND QUARTER UPDATES
•Otter Tail Power filed its supplemental Integrated Resource Plan (IRP) earlier this year, which requests, among other items, the addition of on-site liquefied natural gas fuel storage at our Astoria Station plant in 2026. In May, the Minnesota Public Utilities Commission decided to align the timing of its decision on the Astoria Station project with the timing of its decision on the overall supplemental IRP. We anticipate a hearing on the IRP in early 2024.
QUARTERLY DIVIDEND
On July 31, 2023, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.4375 per share. This dividend is payable September 8, 2023 to shareholders of record on August 15, 2023.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the six months ended June 30, 2023 was $184.5 million compared to $175.6 million for the six months ended June 30, 2022. The increase was driven by no pension plan contribution in 2023, compared with a $20.0 million discretionary contribution in the prior year. This increase was partially offset by lower 2023 earnings and higher working capital. Investing activities for the six months ended June 30, 2023 included capital expenditures of $151.5 million, primarily related to capital investments within our Electric segment, including the purchase of the Ashtabula III wind farm for $50.6 million. Financing activities for the six months ended June 30, 2023 included net proceeds from short-term borrowings of $42.0 million at Otter Tail Power and dividend payments of $36.5 million.
As of June 30, 2023, we had $170.0 million and $110.2 million of available liquidity under our Otter Tail Corporation Credit Agreement and Otter Tail Power Credit Agreement, respectively, along with $150.6 million of available cash and cash equivalents, for total available liquidity of $430.8 million.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended June 30,
($ in thousands)	2023	2022	Change	% Change
Operating Revenues	$113,763	$130,949	$(17,186)	(13.1)%
Net Income	19,634	18,858	776	4.1

Retail MWh Sales	1,345,830	1,286,419	59,411	4.6%
Heating Degree Days	639	716	(77)	(10.8)
Cooling Degree Days	254	154	100	64.9
The following table shows heating degree days (HDDs) and cooling degree days (CDDs) as a percent of normal.

	Three Months Ended June 30,
	2023	2022
HDDs	120.6%	135.1%
CDDs	215.3%	129.4%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2023 and 2022.

	2023 vs Normal	2023 vs 2022	2022 vs Normal
Effect on Diluted Earnings Per Share	$0.04	$0.01	$0.03
Operating Revenues decreased $17.2 million primarily due to a $19.2 million decrease in fuel recovery revenues and the impact of final interim rate refunds in the second quarter of 2022, partially offset by increased transmission services revenue, increased rider revenue, and higher commercial and industrial sales. The decrease in fuel recovery revenues was primarily the result of lower purchased power costs arising from decreased market energy costs. A planned outage at Coyote Station in the second quarter of 2022 resulted in higher purchased power volumes in 2022. Our Minnesota rate case was finalized in May 2022, which included a determination of the final interim rate refund and resulted in an increase in revenues during the second quarter of 2022 of $4.1 million. Rider revenue increases included recovery of costs related to our Hoot Lake Solar project and our recently purchased Ashtabula III wind farm.
Net Income increased $0.8 million primarily due to increased operating revenues from our rate-base investments and sales volume increases, as well as lower pension costs, partially offset by increased operating and maintenance expenses, such as higher labor costs, increased maintenance costs at our wind farm facilities, and increased interest expense due to higher interest rates on our short-term variable rate debt.
Manufacturing Segment

	Three Months Ended June 30,
(in thousands)	2023	2022	$ Change	% Change
Operating Revenues	$102,475	$103,196	$(721)	(0.7)%
Net Income	5,969	7,555	(1,586)	(21.0)
Operating Revenues decreased $0.7 million primarily due to decreased steel prices, which impacted revenues at BTD Manufacturing, as well as decreased sales volumes at T.O. Plastics. Steel prices declined compared to the second quarter of 2022, resulting in a 15% decrease in material costs, which are passed through to customers. The impact of decreased steel prices was offset by a 14% increase in sales volumes, driven by strong customer and end market demand in the construction, agriculture, and energy markets, as well as sales price increases which were implemented in response to labor and non-steel material cost inflation. Lower scrap metal prices also impacted operating revenues as scrap metal revenues decreased $0.5 million from the previous year. Operating revenues at T.O. Plastics decreased primarily due to decreased sales volumes of horticulture products in response to changing market conditions as order and delivery lead times began to normalize.
Net Income decreased $1.6 million due to unfavorable cost absorption and increased operating expenses compared to the same period last year. Increased labor costs and lower productivity contributed to unfavorable cost absorption and lower profit margins. The increase in labor costs and lower level of productivity during the quarter resulted from increased shift incentives and overtime wages combined with increased staffing levels to meet higher production volumes and the time required for new employees to achieve peak productivity.

Plastics Segment

	Three Months Ended June 30,
(in thousands)	2023	2022	$ Change	% Change
Operating Revenues	$121,478	$165,895	$(44,417)	(26.8)%
Net Income	55,392	63,959	(8,567)	(13.4)
Operating Revenues decreased $44.4 million primarily due to a 26% decrease in sales volumes compared to the same period last year. Sales volume decreases in the second quarter were driven by general end market softness and distributors continuing to manage inventory levels. Sales prices declined 1% from the second quarter of 2022 but remained elevated compared to pre-2021 levels.
Net Income decreased $8.6 million primarily due to decreased operating revenues resulting from lower sales volumes, as described above. The impact of decreased sales volumes was partially offset by increased operating margins as our sales price to resin spread remains elevated. PVC resin and other input material costs decreased 37% compared to the same period in the previous year as the unique supply and demand conditions, which caused significant increases in resin costs, have subsided and resin costs have stabilized.
Corporate Costs

	Three Months Ended June 30,
(in thousands)	2023	2022	$ Change	% Change
Net Income (Loss)	$974	$(4,435)	$5,409	n/m
Net Income (Loss) at our corporate cost center increased primarily due to non-taxable death benefit proceeds from corporate owned life insurance and market gains on our corporate-owned life insurance policy investments in the second quarter of 2023 compared to losses in the same period last year, increased investment income earned on our short-term cash equivalent investments and decreased employee health care costs.
2023 BUSINESS OUTLOOK
We are increasing our 2023 diluted earnings per share range to $5.70 to $6.00. We expect our earnings mix in 2023, based on our updated guidance, to be approximately 35% from our Electric segment and 65% from our Manufacturing and Plastics segments, net of corporate costs. This anticipated mix deviates from our long-term expected earnings mix of approximately 65% Electric/35% non-electric as we expect Plastics segment earnings in 2023 to remain elevated.
The segment components of our 2023 diluted earnings per share guidance compared with actual earnings for 2022 are as follows:

	2022 EPS by Segment	2023 EPS Guidance May 1, 2023		2023 EPS Guidance July 31, 2023
		Low	High	Low	High
Electric	$1.91	$2.00	$2.04	$2.00	$2.04
Manufacturing	0.50	0.47	0.51	0.47	0.51
Plastics	4.66	2.30	2.49	3.40	3.59
Corporate	(0.29)	(0.22)	(0.19)	(0.17)	(0.14)
Total	$6.78	$4.55	$4.85	$5.70	$6.00
Return on Equity	25.6%	14.9%	15.7%	18.4%	19.2%
The following items contributed to our revised 2023 earnings guidance:
Electric Segment - We are maintaining our May 1, 2023 guidance, expecting earnings to increase 6% over 2022.
Manufacturing Segment - We are maintaining our May 1, 2023 guidance.
•Backlog for the manufacturing companies as of June 30, 2023 was approximately $200 million, compared with $245 million one year ago.
Plastics Segment - We are increasing our Plastics segment guidance based on:
•Continued strength in our product sales prices and related margins. While sales prices and margins have begun to recede from historic highs, the rate of decline is slower than our previous expectations. The impact of higher sales prices and margins is partially offset by a decrease in expected sales volumes over the remainder of 2023.
•Our guidance reflects lower second half earnings as compared to the first half of 2023 as we expect sales prices and margins to decline modestly over the remainder of 2023. Should pricing and margins remain elevated relative to our expectations, there could be further upside to our current year earnings.

Corporate Costs - We are decreasing our Corporate cost guidance based on the following:
•The results in the second quarter of 2023 were better than expected due to gains on our corporate-owned life insurance policies, including death benefit proceeds, earnings on our cash balance investments and lower employee healthcare costs.
•Increased earnings on our cash balance investments over the remainder of the year due to a higher balance of invested funds and a higher yield.
•These items are partially offset by an increase in our operating and maintenance expenses.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, August 1, 2023, at 10:00 a.m. CDT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2023 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures, rate base levels and rate base growth, risks associated with energy markets, the availability and pricing of resource materials, inflationary cost pressures, attracting and maintaining a qualified and stable workforce, changing macroeconomic and industry conditions, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cyber security threats or data breaches, the impact of government legislation and regulation including foreign trade policy and environmental, health and safety laws and regulations, the impact of climate change including compliance with legislative and regulatory changes to address climate change, expectations regarding regulatory proceedings, and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact:    Beth Osman, Manager of Investor Relations, (701) 451-3571
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per-share amounts)	2023	2022	2023	2022
Operating Revenues
Electric	$113,763	$130,949	$265,671	$261,365
Product Sales	223,953	269,091	411,126	513,579
Total Operating Revenues	337,716	400,040	676,797	774,944
Operating Expenses
Electric Production Fuel	14,833	14,714	26,326	29,567
Electric Purchased Power	5,212	24,162	47,037	44,691
Electric Operating and Maintenance Expense	45,522	42,379	91,070	86,659
Cost of Products Sold (excluding depreciation)	120,658	152,466	233,027	304,225
Other Nonelectric Expenses	16,870	17,252	35,568	34,457
Depreciation and Amortization	24,232	23,566	48,089	47,113
Electric Property Taxes	4,336	4,435	8,957	8,866
Total Operating Expenses	231,663	278,974	490,074	555,578
Operating Income	106,053	121,066	186,723	219,366
Other Income and (Expense)
Interest Expense	(9,696)	(8,991)	(19,111)	(17,939)
Nonservice Components of Postretirement Benefits	2,421	751	4,833	772
Other Income (Expense), net	3,253	(889)	5,370	(629)
Income Before Income Taxes	102,031	111,937	177,815	201,570
Income Tax Expense	20,062	26,000	33,365	43,630
Net Income	$81,969	$85,937	$144,450	$157,940

Weighted-Average Common Shares Outstanding:
Basic	41,678	41,597	41,655	41,573
Diluted	42,053	41,944	42,035	41,907
Earnings Per Share:
Basic	$1.97	$2.07	$3.47	$3.80
Diluted	$1.95	$2.05	$3.44	$3.77

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
(in thousands)	2023	2022
Assets
Current Assets
Cash and Cash Equivalents	$150,578	$118,996
Receivables, net of allowance for credit losses	194,951	144,393
Inventories	144,441	145,952
Regulatory Assets	19,058	24,999
Other Current Assets	15,084	18,412
Total Current Assets	524,112	452,752
Noncurrent Assets
Investments	59,882	54,845
Property, Plant and Equipment, net of accumulated depreciation	2,316,246	2,212,717
Regulatory Assets	96,128	94,655
Intangible Assets, net of accumulated amortization	7,393	7,943
Goodwill	37,572	37,572
Other Noncurrent Assets	52,653	41,177
Total Noncurrent Assets	2,569,874	2,448,909
Total Assets	$3,093,986	$2,901,661

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$50,197	$8,204
Accounts Payable	104,661	104,400
Accrued Salaries and Wages	26,029	32,327
Accrued Taxes	31,900	19,340
Regulatory Liabilities	41,743	17,300
Other Current Liabilities	46,032	56,065
Total Current Liabilities	300,562	237,636
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	33,198	33,210
Other Postretirement Benefits Liability	47,364	46,977
Regulatory Liabilities	245,935	244,497
Deferred Income Taxes	231,910	221,302
Deferred Tax Credits	15,544	15,916
Other Noncurrent Liabilities	67,093	60,985
Total Noncurrent Liabilities and Deferred Credits	641,044	622,887
Commitments and Contingencies
Capitalization
Long-Term Debt	823,941	823,821
Shareholders’ Equity
Common Shares	208,553	208,156
Additional Paid-In Capital	425,867	423,034
Retained Earnings	693,138	585,212
Accumulated Other Comprehensive Income	881	915
Total Shareholders' Equity	1,328,439	1,217,317
Total Capitalization	2,152,380	2,041,138
Total Liabilities and Shareholders' Equity	$3,093,986	$2,901,661

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	June 30,
(in thousands)	2023	2022
Operating Activities
Net Income	$144,450	$157,940
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	48,089	47,113
Deferred Tax Credits	(372)	(373)
Deferred Income Taxes	8,708	25,160
Discretionary Contribution to Pension Plan	—	(20,000)
Investment (Gains) Losses	(4,295)	4,440
Stock Compensation Expense	6,484	5,511
Other, net	161	(164)
Change in Operating Assets and Liabilities:
Receivables	(50,558)	(50,885)
Inventories	2,396	2,889
Regulatory Assets	7,320	5,604
Other Assets	3,561	3,240
Accounts Payable	1,037	1,933
Accrued and Other Liabilities	(4,271)	(3,394)
Regulatory Liabilities	27,169	(3,859)
Pension and Other Postretirement Benefits	(5,382)	475
Net Cash Provided by Operating Activities	184,497	175,630
Investing Activities
Capital Expenditures	(151,516)	(70,791)
Proceeds from Disposal of Noncurrent Assets	2,970	2,840
Purchases of Investments and Other Assets	(5,079)	(5,944)
Net Cash Used in Investing Activities	(153,625)	(73,895)
Financing Activities
Net Borrowings (Repayments) on Short-Term Debt	41,993	(91,163)
Proceeds from Issuance of Long-Term Debt	—	90,000
Dividends Paid	(36,524)	(34,372)
Payments for Shares Withheld for Employee Tax Obligations	(3,088)	(2,942)
Other, net	(1,671)	(2,806)
Net Cash Provided by (Used in) Financing Activities	710	(41,283)
Net Change in Cash and Cash Equivalents	31,582	60,452
Cash and Cash Equivalents at Beginning of Period	118,996	1,537
Cash and Cash Equivalents at End of Period	$150,578	$61,989

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Operating Revenues
Electric	$113,763	$130,949	$265,671	$261,365
Manufacturing	102,475	103,196	209,257	208,154
Plastics	121,478	165,895	201,869	305,425
Total Operating Revenues	$337,716	$400,040	$676,797	$774,944

Operating Income (Loss)
Electric	$25,188	$26,869	$55,284	$54,810
Manufacturing	8,320	10,700	17,829	16,637
Plastics	75,035	86,561	120,718	155,422
Corporate	(2,490)	(3,064)	(7,108)	(7,503)
Total Operating Income	$106,053	$121,066	$186,723	$219,366

Net Income (Loss)
Electric	$19,634	$18,858	$42,854	$38,091
Manufacturing	5,969	7,555	12,831	11,639
Plastics	55,392	63,959	89,078	114,806
Corporate	974	(4,435)	(313)	(6,596)
Total Net Income	$81,969	$85,937	$144,450	$157,940